Exhibit (a)(1)(E)

Form of Confirmation to Eligible Employees

ALX Oncology Holdings Inc. (“ALX”) has received your election form [via email]/[by fax] by which you elected to accept or reject ALX’s offer to exchange certain outstanding stock options for new stock options, that commenced on December 2, 2024 (the “Offer”), with respect to some or all of your outstanding eligible option grants, subject to the terms and conditions of the Offer.

Your election has been recorded as follows:

Name:

Employee ID:

Date and Time Received:

Eligible Option Grant						New Option Grant
Grant Date	Grant Number	Exercise Price Per Share	Type of Eligible Option Grant (ISO / NSO)	Number of Vested Shares Subject to Eligible Option Grant Through December 30, 2024(i)	Number of Unvested Shares Subject to Eligible Option Grant Through December 30, 2024(ii)	Number of Unvested Shares Subject to the New Option Grant That Would Be Granted in Exchange for the Eligible Option Grant(iii)	Election for Eligible Option Grant (Accept or Reject Offer)

(i)

This column displays the number of vested shares of our common stock subject to the eligible option grant as of December 30, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through December 30, 2024).

(ii)

This column displays the number of unvested shares of our common stock subject to the eligible option grant as of December 30, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through December 30, 2024).

(iii)

Please refer to the Offer documents, including Section 9 of the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, for additional terms applicable to new option grants, including the vesting schedule for new option grants. If you hold an eligible option grant, a portion of which constitutes incentive stock options (“ISOs”) within the meaning of U.S. Internal Revenue Code Section 422, and a portion of which constitutes nonstatutory stock options (“NSOs”), these portions are shown in two separate rows in the above table. To the extent such eligible option grant is exchanged in the Offer, the corresponding new option grant will cover the combined sum of the number of shares shown in this column for the two rows. All new option grants will be entirely NSOs.

If you change your mind regarding your election, you may change your election to accept or reject the Offer with respect to some or all of your eligible option grants by submitting a new, properly completed and signed election form. The new election form must be delivered via email (as a PDF) or by fax and received by us by the expiration of the Offer, currently expected to be at 9:00 p.m., Pacific Time, on December 30, 2024.

Only election forms that are properly completed and signed, and actually received by us by the expiration date via email (as a PDF) or by fax will be accepted. Offer responses submitted by any other means, including hand delivery, interoffice delivery, U.S. mail or other post, and FedEx (or similar delivery service) are not permitted. If you have any questions, please direct them to Shelly Pinto, our Interim Chief Financial Officer, Senior Vice President, Finance and Chief Accounting, by email at optionexchange@alxoncology.com or by phone at (650) 800-6675.

Please note that our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we currently expect will be December 30, 2024.

This notice does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options; (2) the launch email from optionexchange@alxoncology.com on behalf of Jason Lettmann, Chief Executive Officer, dated December 2, 2024, announcing the Offer; and (3) the election form attached to the launch email, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Julia Leontyeva, our Corporate Controller, by email at optionexchange@alxoncology.com or by phone at (650) 800-6675.